ISSUER FREE WRITING PROSPECTUS
Filed pursuant to Rule 433
Registration Statement No. 333-178097
October 10, 2013

Buckeye Partners, L.P.

Term Sheet

Issuer:	Buckeye Partners, L.P. (NYSE: BPL)

Offering Size:	7,500,000 limited partnership units representing limited partner interests (LP Units)

Offering Price:	$62.61 per LP Unit

Option to purchase additional units:	1,125,000 additional LP Units offered by the issuer (30 days)

Proceeds, net of underwriting discounts, commissions and offering expenses:	Approximately $452.9 million (excluding option to purchase additional LP Units) or approximately $520.9 million (including exercise of option to purchase additional LP Units)

Trade Date:	October 11, 2013

Settlement Date:	October 17, 2013

CUSIP:	118230 101

Underwriters:

Barclays Capital Inc.

Morgan Stanley & Co. LLC

UBS Securities LLC

Wells Fargo Securities, LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Jefferies & Company, Inc.

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

Stabilizing Transactions:

Prior to purchasing the LP Units being offered pursuant to the preliminary prospectus supplement, on October 10, 2013, one of the underwriters purchased, on behalf of the syndicate, 8,201 LP Units at an average price of $62.00 per LP Unit in stabilizing transactions.

Additional Information:

Buckeye Partners, L.P. has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the preliminary prospectus in that registration statement and other documents that Buckeye Partners, L.P. has filed with the SEC for more complete information about Buckeye Partners, L.P. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Additionally, copies of the prospectus supplement and accompanying base prospectus related to this offering may be obtained from:  Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by email at barclaysprospectus@broadridge.com, or by telephone at (888) 603-5847; Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; UBS Investment Bank, Attention: Prospectus Dept., 299 Park Avenue, New York, New York 10171 or by telephone at (888) 827-7275; Wells Fargo Securities, Attention: Equity Syndicate Dept., 375 Park Avenue, New York, New York 10152, by email at cmclientsupport@wellsfargo.com, or by telephone at (800) 326-5897; Deutsche Bank Securities, Attention: Prospectus Group, 60 Wall Street, New York, New York 10005, by email at prospectus.CPDG@db.com, or by telephone at (800) 503-4611; or J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (866) 803-9204.